Exhibit 10(z)(6)


NCT Group, Inc.
20 Ketchum Street
Westport
CT  06880
United States

11th April 2001


Dear Sirs

Gekko Letter

We refer to the NXT General Licence of [today's date] between us and you as may be amended or replaced from time to time (the "General Licence"). The General Licence identifies Distributed Media Corporation ("DMC") and NCT Audio Products, Inc. ("NCT Audio") as Licensed Subsidiaries (as this expression is defined in the General Licence).

This letter concerns the provision of certain additional services in consideration for the payment of separate fees. All the terms and conditions of the General Licence shall apply mutatis mutandis to the matters covered by this letter, but where there is any conflict between the General Licence and this letter then the terms of this letter shall prevail.

Services

DMC currently installs loudspeakers known as Gekko loudspeakers, which are manufactured and supplied by NCT Audio. We agree to design with reasonable skill and care a panel and driver system for a new version of that loudspeaker (the "New Gekko Loudspeaker"). We shall design the New Gekko Loudspeaker using the Know How (as this expression is defined in the General Licence) and other intellectual property licensed to you under the General Licence. Further, we shall use all reasonable endeavours to produce the best possible loudspeaker within the parameters set by you and we shall advise you as to how the Know How can be used to optimise installation of the New Gekko Loudspeaker in buildings and premises. In addition, we shall also provide you with the results of a rigorous life test sample of the New Gekko Loudspeaker.

Other than as expressly stated in the paragraph above, we give no warranties or representations in respect of the New Gekko Loudspeaker, and we exclude all implied warranties and representations to the fullest extent permitted by law.

Design Fee

In consideration for the services described above, you shall pay to us:

1. US $250,000.00 by telegraphic transfer in same day available funds to account no. 72314USD01 with Bank of Scotland, 38 St Andrew Square, Edinburgh EH2 2YR, Scotland (sort code 80-31-20) in the name of New Transducers Limited, within 20 business days of the date on which you or NCT Audio are issued the NXT Consideration Shares (as this expression is defined in the Framework Agreement of today's date between (1) NXT plc, (2) us, (3) you and (4) NCT Audio);

2. US $20.00, in respect of each New Gekko Loudspeaker manufactured by or on behalf of you or any of your Licensed Subsidiaries during the first 2 years after the date of your countersigning the confirmation copy of this letter ("the Commencement Date");

3. US $10.00, in respect of each New Gekko Loudspeaker manufactured by or on behalf of you or any of your Licensed Subsidiaries during the third and fourth years after the Commencement Date; and

4. 50% of any reduction in the cost of producing the New Gekko Loudspeaker (but excluding the design fee payable under 2 and 3 above) when compared to the cost of producing the current Gekko loudspeaker to the extent that such reduction derives mainly from our design and is a reduction below the current unit cost of US $68.00. Such payment will be due in respect of each New Gekko Loudspeaker manufactured by or on behalf of you or your Licensed Subsidiaries during the first 4 years after the Commencement Date.

During the first year after the Commencement Date, you or your Licensed Subsidiaries shall manufacture at least 20,000 New Gekko Speakers. To the extent that there is any shortfall in such manufacture, then at the end of the first year you shall pay the design fee which would have been payable under 2 above if such additional New Gekko Loudspeakers as represent the shortfall had been manufactured.

By way of an advance of the payments to be made by you under 2, 3, 4 and the preceding paragraph, you shall pay to us a non-reimbursable sum of US $350,000.00, within 20 business days of the date on which you or NCT Audio are issued the NXT Consideration Shares (as this expression is defined in the Framework Agreement of today's date between (1) NXT plc, (2) us, (3) you and (4) NCT Audio), by telegraphic transfer in same day avai1able funds to the account specified in 1 above.

During the first year after the Commencement Date, you shall provide details of all purchase orders placed for New Gekko Loudspeakers together with schedules of anticipated delivery dates. Other than this, the reporting requirements shall be at the frequency provided for in the General Licence and shall include a statement of the number of New Gekko Loudspeakers manufactured by or on behalf of you or any of your Licensed Subsidiaries together with the unit cost of such New Gekko Loudspeakers.

During the first 2 years after the Commencement Date, we shall not use or license any third party to use the DMC Patents (as this expression is defined in the IP Sale Agreement of today's date between (1) you, (2) NCT Audio and (3) us) to the extent that such patents have been used by us in designing the New Gekko Loudspeaker.

While the New Gekko Loudspeakers are subject to the fees payable under 2, 3, and 4 above, you shall not be liable to pay any of the royalties which otherwise would be payable under the General Licence in respect of such loudspeakers. In all other respects, the provisions of the General Licence regarding royalties and payments shall apply to this letter.

The agreement in this letter shall automatically terminate with the General Licence.

Please confirm your acceptance of and agreement to the above terms and conditions by signing, dating and returning to us a copy of the Gekko letter.

Yours faithfully,

/S/ P. Y. THOMS
------------------

Director


We confirm our acceptance of and agreement to the above terms and conditions.


/S/ MICHAEL J. PARRELLA
------------------------

CEO For and on behalf of NCT Group, Inc.

Date: 11th April 2001